Exhibit 99

MATRIX SERVICE COMPANY REPORTS FIRST QUARTER FISCAL 2024 RESULTS
TULSA, OK – November 8, 2023 – Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering, construction, and maintenance contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
Key highlights:
•Project awards in the quarter of $497.4 million, the highest quarterly award total in five years, resulting in a book-to-bill ratio of 2.5.
•Backlog increased by 126% to $1.4 billion compared to the same period a year ago; highest backlog level since June 30, 2015.
•Revenue of $197.7 million in the first quarter of fiscal 2024 compared to $205.9 million in the fourth quarter of fiscal 2023. Revenue is expected to improve in the second half of the fiscal year as a result of recent awards.
•First quarter fiscal 2024 loss per share of $0.12; adjusted loss per share of $0.21(1).
•Adjusted EBITDA loss of $0.7 million(1) for the first quarter of fiscal 2024.

“The strong momentum in our markets is reflected in project awards of $497 million in our first fiscal quarter, resulting in a book-to-bill ratio of 2.5. We ended the quarter with a backlog of $1.4 billion, our largest backlog since June 30, 2015,” said John R. Hewitt, President and CEO. “We have good visibility into revenue and margins for the next several years, and recent large project awards will begin to show up in our results in the second half of this fiscal year. As the spending recovery in our end markets has materialized in a meaningful way, our strategic approach to the energy and industrial end markets we serve is being validated. We believe strong tailwinds, particularly in the energy markets, and our deep expertise and experience executing our clients’ mission-critical projects will drive our business for years to come.”
Earnings Summary
Revenue of $197.7 million during the first quarter of fiscal 2024 was in line with our expectations. The contribution to revenue of newly awarded projects is currently limited as they progress through engineering and planning stages.
Gross margin was 6.0% in the first quarter of fiscal 2024 compared to a gross margin of 7.1% in the fourth quarter of fiscal 2023. Despite generally strong project execution, gross margins in the first quarter of fiscal 2024 were negatively impacted by the under-recovery of construction overhead costs. On a consolidated basis, we expect to achieve full recovery of construction overhead costs on higher revenue volumes in the second half of fiscal 2024.

(1)Adjusted net loss and adjusted loss per share are non-GAAP financial measures which exclude restructuring costs and gain on sale of non-core assets. Adjusted EBITDA is a non-GAAP financial measure which excludes restructuring costs, gain on sale of non-core assets, stock-based compensation, interest expense, and depreciation and amortization expense. See the Non-GAAP Financial Measures section included at the end of this release for a reconciliation to net loss and net loss per share.

In the Storage and Terminals Solutions segment, revenue increased to $90.1 million in the first quarter of fiscal 2024 as compared to $64.1 million in the fourth quarter of fiscal 2023 as a result of capital projects awarded in the prior fiscal year. Gross margin of 5.5% improved over fourth quarter of fiscal 2023 due to strong project execution, but was negatively impacted by the under-recovery of construction overhead costs. We have allocated additional resources to this segment to support recent awards and additional revenue in the second half of fiscal 2024. As these revenues increase, we expect to reach full recovery of construction overhead costs in the second half of fiscal 2024.
In the Utility and Power Infrastructure segment, revenue was $32.4 million in the first quarter of fiscal 2024 compared to $39.1 million in the fourth quarter of fiscal 2023 due to lower volumes of power delivery work during the summer months. LNG peak shaving work added to backlog over the past year is expected to positively impact revenue in this segment beginning in the second quarter of fiscal 2024. Gross margin was 11.4%, which was positively impacted by strong project execution which led to favorable project closeouts, as well as LNG peak shaving projects which have a better margin profile.
In the Process and Industrial Facilities segment, revenue decreased to $75.1 million in the first quarter of fiscal 2024 compared to $102.7 million in the fourth quarter of fiscal 2023 primarily due to completion of certain gas processing work, lower refinery volumes during the summer months, and the sale of a non-core business during fourth quarter of fiscal 2023. Despite generally strong project execution, first quarter gross margin of 6.8% was negatively impacted by low revenue volumes, which led to the under-recovery of construction overhead costs.

Consolidated SG&A expenses were $17.1 million in the first quarter of fiscal 2024 compared to $17.0 million in the fourth quarter of fiscal 2023. We accrued an additional $1.6 million of expense associated with the variable accounting for cash-settled stock-based compensation, which increased due to a higher stock price. This increase was offset by various other lower costs, which includes delaying certain costs based on the timing of revenue. We continue to closely manage our cost structure. We may incur increases in expenses in future periods associated with performance-based compensation as a result of our improved operating results and stock price.
Other income during the three months ended September 30, 2023 included a gain of $2.5 million on the sale of a previously utilized facility which was no longer strategic to the future of the business.
Our effective tax rate for the first quarter of fiscal 2024 was zero, impacted by the valuation allowance placed on all our deferred tax assets due to the existence of a cumulative loss over a three-year period. As a result, we expect the effective tax rate to be around zero throughout fiscal 2024.
For the first quarter of fiscal 2024, we had a net loss of $3.2 million, or $0.12 per share, compared to a net loss of $0.3 million, or $0.01 per share, in the fourth quarter of fiscal 2023. For the first quarter of fiscal 2024, we had an adjusted net loss of $5.7 million, or $0.21 per share, compared to an adjusted net loss of $3.1 million, or $0.11 per share, in the fourth quarter of fiscal 2023(1).
Backlog
Our backlog increased by $299.7 million from the end of the prior quarter to $1.4 billion as of September 30, 2023. Project awards totaled $497.4 million in the first quarter of fiscal 2024, resulting in a book-to-bill ratio of 2.5. On a segment basis, the first quarter book-to-bill was 4.6 for Storage and Terminal Solutions, driven by the award of a large LNG storage facility. Book-to-bill in the Utility and Power Infrastructure segment was 0.7 and for Process and Industrial Facilities, the book-to-bill was 0.8. The table below summarizes our awards, book-to-bill ratios and backlog by segment for our first fiscal quarter (amounts are in thousands, except for book-to-bill ratios):

	Three Months Ended September 30, 2023		Backlog as of September 30, 2023
Segment:	Awards	Book-to-Bill(1)
Storage and Terminal Solutions	$414,645	4.6	$595,160
Utility and Power Infrastructure	23,089	0.7	450,212
Process and Industrial Facilities	59,660	0.8	344,461
Total	$497,394	2.5	$1,389,833

(1)Calculated by dividing project awards by revenue recognized during the period.

Financial Position
As of September 30, 2023, we had total liquidity of $80.3 million and $10.0 million in debt. Liquidity is comprised of $27.4 million of unrestricted cash and cash equivalents and $52.9 million of borrowing availability under the credit facility. The company also has $25.0 million of restricted cash to support the facility. In October 2023, we had a favorable resolution of a long-standing legal dispute with an iron and steel customer that resulted in the receipt of $16.8 million. The amount collected represented the full amount owed under a reimbursable contract which the Company had pursued for a number of years. Given our strong cash position, in November 2023, we repaid all outstanding borrowings under the credit facility.
Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, November 9, 2023.
A live webcast of the conference call will be available on the Investor Relations page of the Company's website at matrixservicecompany.com under Events and Presentations. Investors and other interested parties can access a live audio-visual webcast using this webcast link: https://edge.media-server.com/mmc/p/g6c6paja, or through the Company’s website at www.matrixservicecompany.com on the Investors Relations page under Events & Presentations.
For those unable to participate in the conference call, a replay of the webcast will be available on the Investor Relations page of the Company's website.
The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company (Nasdaq: MTRX), through its subsidiaries, is a leading North American industrial engineering and construction contractor headquartered in Tulsa, Oklahoma with offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results in three key operating segments: Storage and Terminal Solutions, Utility and Power Infrastructure, and Process and Industrial Facilities.
With a focus on sustainability, building strong Environment, Social and Governance (ESG) practices, and living our core values, Matrix ranks among the Top Contractors by Engineering-News Record, was recognized for its Board diversification, is an active signatory to CEO Action for Diversity and Inclusion, and is consistently recognized as a Great Place to Work®. To learn more about Matrix Service Company, visit matrixservicecompany.com and read our inaugural Sustainability Report.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including the successful implementation of the Company's business improvement plan and the factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Kellie Smythe
Senior Director, Investor Relations
T: 918-359-8267
Email: ksmythe@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2023	September 30, 2022
Revenue	$197,659	$208,431
Cost of revenue	185,800	195,423
Gross profit	11,859	13,008
Selling, general and administrative expenses	17,113	16,811
Restructuring costs	—	1,287
Operating loss	(5,254)	(5,090)
Other income (expense):
Interest expense	(325)	(372)
Interest income	150	24
Other	2,262	(1,074)
Loss before income tax expense	(3,167)	(6,512)
Provision for federal, state and foreign income taxes	—	—
Net loss	$(3,167)	$(6,512)

Basic loss per common share	$(0.12)	$(0.24)
Diluted loss per common share	$(0.12)	$(0.24)
Weighted average common shares outstanding:
Basic	27,113	26,862
Diluted	27,113	26,862

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	September 30, 2023	June 30, 2023
Assets
Current assets:
Cash and cash equivalents	$27,359	$54,812
Accounts receivable, less allowances (September 30, 2023—$402 and June 30, 2023—$1,061)	152,300	145,764
Costs and estimated earnings in excess of billings on uncompleted contracts	42,369	44,888
Inventories	9,153	7,437
Income taxes receivable	496	496
Prepaid expenses	10,136	5,741
Other current assets	3,235	3,118
Total current assets	245,048	262,256
Restricted cash	25,000	25,000
Property, plant and equipment - net	45,027	47,545
Operating lease right-of-use assets	20,641	21,799
Goodwill	29,055	29,120
Other intangible assets, net of accumulated amortization	2,635	3,066
Other assets, non-current	14,872	11,718
Total assets	$382,278	$400,504

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	September 30, 2023	June 30, 2023
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$74,094	$76,365
Billings on uncompleted contracts in excess of costs and estimated earnings	73,133	85,436
Accrued wages and benefits	11,511	13,679
Accrued insurance	5,749	5,579
Operating lease liabilities	4,281	4,661
Other accrued expenses	2,641	1,815
Total current liabilities	171,409	187,535
Deferred income taxes	25	26
Operating lease liabilities	19,945	20,660
Borrowings under asset-backed credit facility	10,000	10,000
Other liabilities, non-current	1,776	799
Total liabilities	203,155	219,020
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2023 and June 30, 2023; 27,209,838 and 27,047,318 shares outstanding as of September 30, 2023 and June 30, 2023, respectively	279	279
Additional paid-in capital	139,773	140,810
Retained earnings	55,750	58,917
Accumulated other comprehensive loss	(9,307)	(8,769)
	186,495	191,237
Treasury stock, at cost — 678,379 shares as of September 30, 2023, and 840,899 shares as of June 30, 2023	(7,372)	(9,753)
Total stockholders' equity	179,123	181,484
Total liabilities and stockholders’ equity	$382,278	$400,504

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2023	September 30, 2022
Gross revenue
Storage and Terminal Solutions	$90,979	$77,290
Utility and Power Infrastructure	32,395	44,870
Process and Industrial Facilities	75,138	86,745
Total gross revenue	$198,512	$208,905
Less: Inter-segment revenue
Storage and Terminal Solutions	$835	$357
Process and Industrial Facilities	18	117
Total inter-segment revenue	$853	$474
Consolidated revenue
Storage and Terminal Solutions	$90,144	$76,933
Utility and Power Infrastructure	32,395	44,870
Process and Industrial Facilities	75,120	86,628
Total consolidated revenue	$197,659	$208,431
Gross profit (loss)
Storage and Terminal Solutions	$4,953	$7,564
Utility and Power Infrastructure	3,697	1,714
Process and Industrial Facilities	5,078	4,330
Corporate	(1,869)	(600)
Total gross profit	$11,859	$13,008
Selling, general and administrative expenses
Storage and Terminal Solutions	$4,629	$4,158
Utility and Power Infrastructure	1,548	1,738
Process and Industrial Facilities	3,087	4,070
Corporate	7,849	6,845
Total selling, general and administrative expenses	$17,113	$16,811
Restructuring costs
Storage and Terminal Solutions	$—	$522
Utility and Power Infrastructure	—	37
Process and Industrial Facilities	—	315
Corporate	—	413
Total restructuring costs	$—	$1,287
Operating income (loss)
Storage and Terminal Solutions	$324	$2,884
Utility and Power Infrastructure	2,149	(61)
Process and Industrial Facilities	1,991	(55)
Corporate	(9,718)	(7,858)
Total operating loss	$(5,254)	$(5,090)

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, limited notice to proceed ("LNTP") or other type of assurance that we consider firm. The following arrangements are considered firm:

•fixed-price awards;

•minimum customer commitments on cost plus arrangements; and

•certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts with no minimum commitments and other established customer agreements, we include only the amounts that we expect to recognize as revenue over the next 12 months. For arrangements in which we have received a LNTP, we include the entire scope of work in our backlog if we conclude that the likelihood of the full project proceeding as high. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended September 30, 2023:

	Storage and Terminal Solutions	Utility and Power Infrastructure	Process and Industrial Facilities	Total
	(In thousands)
Backlog as of June 30, 2023	$270,659	$459,518	$359,921	$1,090,098
Project awards	414,645	23,089	59,660	497,394
Revenue recognized	(90,144)	(32,395)	(75,120)	(197,659)
Backlog as of September 30, 2023	$595,160	$450,212	$344,461	$1,389,833
Book-to-bill ratio(1)	4.6	0.7	0.8	2.5

(1)Calculated by dividing project awards by revenue recognized during the period.

Non-GAAP Financial Measures
Adjusted Net Loss
We have presented Adjusted net loss, which we define as Net loss before restructuring costs, gain on sale of assets, and the tax impact of these adjustments because we believe it better depicts our core operating results. We believe that the line item on our Condensed Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted net loss. Since Adjusted net loss is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted net loss, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted net loss excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted net loss, has certain material limitations as follows:
•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
•It does not include gain on the sale of assets. While this sale occurred outside the normal course of business, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.
A reconciliation of Net loss to Adjusted net loss follows:

Reconciliation of Net Loss to Adjusted Net Loss(1)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2023	September 30, 2022
Net loss, as reported	$(3,167)	$(6,512)
Restructuring costs	—	1,287
Gain on sale of assets(2)	(2,536)	—
Tax impact of adjustments(3)	—	—
Adjusted net loss	$(5,703)	$(5,225)

Loss per share, as reported	$(0.12)	$(0.24)
Adjusted loss per share	$(0.21)	$(0.19)

(1)Beginning with the first quarter of fiscal 2024, the definition of Adjusted net loss and Adjusted loss per share was updated to no longer include changes in the valuation allowance of deferred tax assets. Prior period information has been adjusted to conform to the updated definition of Adjusted net loss and Adjusted loss per share.
(2)Represents gain on the sale of our Burlington, ON office.
(3)Represents the tax impact of the adjustments to Net loss, calculated using the applicable effective tax rate of the adjustment.

Adjusted EBITDA

We have presented Adjusted EBITDA, which we define as Net loss before restructuring costs, gain on sale of assets, stock-based compensation, interest expense, and depreciation and amortization, because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Condensed Consolidated Statements of Income entitled “Net loss” is the most directly comparable GAAP measure to Adjusted EBITDA. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Net loss as an indicator of operating performance. Adjusted EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not a measure of our ability to fund our cash needs. As Adjusted EBITDA excludes certain financial information compared with Net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, Adjusted EBITDA, has certain material limitations as follows:
•It does not include restructuring costs. Restructuring costs represent material costs that were incurred and are oftentimes cash expenses. Therefore, any measure that excludes restructuring costs has material limitations.
•It does not include gain on the sale of assets. While this sale occurred outside the normal course of business, any measure that excludes this gain has inherent limitations since the sale resulted in a material inflow of cash.
•It does not include stock-based compensation. Stock-based compensation represents material amounts of equity that are awarded to our employees and directors for services rendered. While the expense is non-cash, we release vested shares out of our treasury stock, which has historically been replenished by using cash to periodically repurchase our stock. Therefore, any measure that excludes stock-based compensation has material limitations.
•It does not include interest expense. Because we have borrowed money to finance our operations and acquisitions, pay commitment fees to maintain our credit facility, and incur fees to issue letters of credit under the credit facility, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.
•It does not include depreciation or amortization expense. Because we use capital and intangible assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation or amortization expense has material limitations.
A reconciliation of Net loss to Adjusted EBITDA follows:

	Three Months Ended
	September 30, 2023	September 30, 2022
	(In thousands)
Net loss	$(3,167)	$(6,512)
Restructuring costs	—	1,287
Gain on sale of assets(1)	(2,536)	—
Stock-based compensation(2)	1,755	2,055
Interest expense	325	372
Depreciation and amortization	2,911	3,642
Adjusted EBITDA	$(712)	$844

(1)Represents gain on the sale of our Burlington, ON office.
(2)Represents only the equity-settled portion of our stock-based compensation expense.